                                    Exhibit 21

21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.

Name of Subsidiary             State of Incorporation         Does Business As
------------------------------ ------------------------------ --------------------------
Century Steel Products,          Virginia                     Century Steel Products,
Inc.                                                          Inc.

US Insurance Brokers,            District of Columbia         US Insurance Brokers,
Inc.                                                          Inc.

Scibal Associates, Inc.          New Jersey                   Scibal Associates, Inc.

USIB Holdings, LP                District of Columbia         USIB Holdings, LP





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